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                                                                    EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Studio Plus Hotels, Inc.
Registration on Form S-8

We are aware that our reports dated May 1, 1996 and August 5, 1996 on our review of interim financial information of Studio Plus Hotels, Inc. for the period ended March 31, 1996 and June 30, 1996, respectively, and included in the Company's quarterly report on Form 10-Q for the quarter then ended are incorporated by reference in this registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



Coopers & Lybrand L.L.P.